SEPARATION AGREEMENT AND GENERAL RELEASE

In order to settle as fully as possible known and unknown claims I might have against Aeolus Pharmaceuticals, Inc. (“Company”) and all related parties, the Company and I, Richard P. Burgoon, Jr., agree as follows:

a.
Special Payments:  My termination of employment will be deemed effective as of the close of business on November 30, 2006 (the “Termination”). Although the Company has no policy or procedure for providing severance benefits, the Company will pay me a severance payment (the “Severance Payment”) in the form of a continuation of my base salary in effect as of immediately prior to the Termination for the period commencing on December 1, 2006 and ending at the close of business on February 28, 2007 (the “Transition Period”). The Severance Payment will be paid to me by check as a lump sum immediately following the Effective Time (as defined in Section (f) below). The Company will withhold taxes and report this Severance Payment to tax authorities as it determines it is required to do. I acknowledge that the Severance Payment, the Option Payment (as defined in Section (b) below) and the Additional Option Payment (as defined in Section (b) below) (the Severance Payment, the Option Payment and the Additional Option Payment are referred to herein collectively as the “Separation Payments”) and the Continued Coverage (as defined in Section (g) below) (collectively with the Separation Payments, the “Transition Benefits”) are not otherwise owed to me and are being provided only in exchange for the promises made in this Separation Agreement and General Release (the “General Release”). I will not be required to report to work at the Company during the Transition Period, and will not be required to perform regular work assignments. I agree, however, to provide, within reason, information and guidance, as necessary, to assist in the transition of my workload. I acknowledge that should I pursue any claim as described in Section (e) of this General Release (“Claims Released”), the Transition Benefits will immediately cease and all other consideration in this General Release will no longer be in effect.

b.
Stock Option Grants: The Company acknowledges that as of the date hereof, I have exercised an aggregate of 145,831 shares of Company common stock (the “Shares”) issuable pursuant to that certain option to purchase up to 250,000 shares of Company’s common stock, dated July 12, 2005 (the “Stock Option”). As of the Effective Time, the Shares, which have been held in escrow by the Company on my behalf, shall be released to me in full and the Company shall have no further right, title or interest in such Shares. Immediately following the Effective Time, the Company will pay me a quarterly bonus for the Company’s fiscal quarter ended September 30, 2006, in an aggregate amount of $37,707 (the “Option Payment”). The Option Payment may be paid together with the Severance Payment. The Company will withhold taxes and report this Option Payment to tax authorities as it determines it is required to do. I agree to use an aggregate of $20,833 of the Option Payment for the purchase of 20,833 shares of the Company’s common stock subject to the Stock Option as of the date hereof (the “Option Exercise).

I am permitted to exercise the remaining unexercised portion of the Stock Option, which represents an aggregate of 83,336 shares of Company common stock, after giving effect to the Option Exercise (the “Remaining Options”), at any time on or before July 12, 2015, in accordance with the terms of the Company’s 2004 Stock Option Plan and my Option Agreement with the Company, dated July 12, 2005. In the event that, on or before the 12-month anniversary of the date of this General Release, the Company receives approval of its Board of Directors and stockholders to consummate a transaction with a party to be mutually agreed to by me and the Company and listed on Schedule A attached hereto (the “Third Party”), pursuant to which the Company would be acquired by, or merge with, the Third Party (the "Merger”), the Company acknowledges that I shall be entitled to exercise up to the full amount of my Remaining Options until immediately prior to the closing of the Merger, and the Company agrees to (i) pay the full amount of the exercise price of any such Remaining Options that I elect to exercise (in an amount of up to an aggregate of $83,336) and (ii) reimburse me for the following tax obligations that I may incur in connection with such exercise of the Remaining Options, in an aggregate amount of up to $67,498.39: (A) federal taxes at a rate of up 34%; (B) state and local taxes at a rate of up to 9.3%; and (C) all Medicare taxes (collectively, the “Additional Option Payment”).

c.
Offer Letter:  I acknowledge that as of the Effective Time, the Company shall have no further obligations to me under that certain Offer Letter, dated January 5, 2005, between me and the Company, as amended (the “Offer Letter”).

d.
Claims Not Released:  This General Release does not release any claims that the law does not permit me to release, including but not limited to claims under the Family Medical Leave Act, the Fair Labor Standards Act, California Workers’ Compensation, California Family Rights, and Division 3 Article 2 of the California Labor Code (which includes indemnification rights).

e.
Claims Released:  Except for the claims identified in paragraph (d), this General Release releases all known and unknown claims that I presently have against the Company, its current or former owners, parents, subsidiaries, affiliates, and investors, and their current or former employees or agents, and any related parties (“Released Parties”).  For example, I am releasing all claims I have under the Offer Letter, the Stock Option (except as set forth in Section (b) above), the WARN Act, Title VII of the Civil Rights Act of 1964, the Age Discrimination in Employment Act, Sections 1981 and 1983 of the Civil Rights Act of 1866, the Americans With Disabilities Act, the Employee Retirement Income Security Act of 1974, and similar state or local laws such as the California Fair Employment and Housing Act.

f.
Consideration Period: I acknowledge that, before signing this General Release, I was given at least 21 days in which to consider this General Release. Further, I acknowledge that I have seven days from the date on which this General Release is executed to revoke my consent to this General Release. Provided I do not revoke it beforehand, this General Release will become effective on the eighth day after I sign this General Release and deliver it to the Company (the “Effective Time”). I have been encouraged by the Company to discuss this General Release with my attorney (at my own expense) before signing it, and I did so to the extent I deemed appropriate.

g.
Benefit Programs:  I waive future coverage and benefits under all Company disability programs, but this General Release does not affect my eligibility for other Company medical, dental, life insurance, retirement, and benefit plans.  Whether I sign this General Release or not, I understand that my rights and continued participation in those plans will be governed by their existing terms, and that I generally will become ineligible for them shortly after the Effective Time. Following my separation of employment as of the Effective Time, I will be eligible to obtain continued health insurance coverage, to be paid by the Company through June 30, 2007, pursuant to applicable provisions of COBRA (the “Continued Coverage”). I understand and agree that if at any time prior to June 30, 2007, I secure any full-time employment pursuant to which I am eligible to receive substantially equivalent health insurance coverage, I will immediately notify the Company in writing and that such Continued Coverage shall immediately cease. Payments made under this General Release will not be included in my compensation for purposes of calculating the benefits to which I am entitled under any employee benefit program, notwithstanding anything in it to the contrary.

h.
Confidential and Proprietary Information and Existing Obligations: Except as may be required by law, I agree to always keep confidential all proprietary information of the Company. I understand that “proprietary information” means information not fully disclosed in writing to the public and which is treated as confidential within the Company, or is of value to competitors. I agree to remain bound by any Company or Company affiliate agreement or policy relating to confidential information, invention, nonsolicitation, noncompetition, or similar matters to which I am now subject. In particular, I acknowledge that in the course of my employment with the Company, I have obtained confidential, proprietary and/or trade secret information of the Company, relating to, among other things, (i) information regarding the Company’s patents, patent applications, trade secrets, inventions, proprietary and confidential information, ideas, gene sequences, cell lines, samples, media, chemical compounds, assays, biological materials, techniques, sketches, drawings, works of authorship, models, inventions, know-how, processes, improvements, developments, techniques, works of authorship, apparatuses, equipment, algorithms, software programs, software source documents, and formulae related to the current, future, and proposed products and services of the Company; (ii) information regarding plans for research, development, products or services, marketing, advertising, and sales, business plans, product or service promotions, staffing strategies, budgets, and financial information; (iii) information regarding customers, suppliers, partners, investors, employees, or contractors; and (iv) confidential or proprietary information of a third party received by the Company under a duty of confidentiality (collectively “Confidential Information”). I recognize that the Confidential Information has been developed by the Company at great expense; is a valuable, special and unique asset of the Company which it uses in its business to obtain competitive advantage over its competitors; is and shall be proprietary to the Company; is and shall remain the exclusive property of the Company; and, shall not be transmitted to any other person, entity or thing. I agree and represent that I have not disclosed, copied, disseminated, shared or transmitted any Confidential Information to any person, firm, corporation or entity for any reason or purpose whatsoever, except in the course of carrying out my duties and responsibilities of employment with the Company. I also agree not to make use of any Confidential Information for my own purposes or for the benefit of any person, firm, corporation or other entity. I further warrant and represent that all Confidential Information in my possession, custody or control that is or was a property of the Company has been or shall be returned to the Company by or on the date of my separation.

i.
Company Property and Debts: I have returned to the Company all files, memoranda, documents, records, copies of the foregoing, Company-provided credit cards, keys, building passes, security passes, access or identification cards, and any other property of the Company or any Released Party in my possession or control. I have, or shall have before December 31, 2006, cleared all expense accounts, repaid everything I owe to the Company or any Released Party, paid all amounts I owe on Company-provided credit cards or accounts, and canceled or personally assumed any such credit cards or accounts.

j.
Promise Not to Litigate Released Claims:  I promise never to pursue any claim that I have released by signing this General Release, whether by means of a lawsuit, arbitration, or otherwise and whether as a named plaintiff, class member or otherwise.  I will promptly dismiss or withdraw from any such action that is currently pending.  However, this General Release does not require me to withdraw, or prohibit me from filing, a charge with any government administrative agency (such as the EEOC) as long as I do not personally seek reinstatement, damages, remedies, or other relief as to any claim that I have released by signing this General Release; I waive any right I might have to any of those things.

k.
Consequences of Violating Promises: In addition to any other remedies or relief that may be available, I agree to immediately repay to the Company in full the Separation Payments and to pay any additional reasonable damages Released Parties may incur as a result of my breaching a promise I made in this General Release (such as by suing a Released Party over a released Claim) or if any representation I made in this General Release was knowingly false when made. I agree that the minimum damages for each breach will be the full amount of the Separation Payments, which is a reasonable estimate of the value of the time the Released Party is likely to have to spend seeking a remedy for the breach. I further agree that the Company would be irreparably harmed by any actual or threatened violation this General Release regarding General Release-related disclosures or disclosure or use of confidential information or trade secrets or solicitation of employees, customers, or suppliers, and that the Company will be entitled to an injunction prohibiting me from committing any such violation.

l.
Arbitration of Disputes:  The Company and I agree to resolve any disputes we may have with each other through final and binding arbitration consistent with applicable law. For example, I am agreeing to arbitrate any dispute about the validity of this General Release or any discrimination claim.  I also agree to resolve through final and binding arbitration any disputes I have with any other Released Party who elects to arbitrate those disputes under this subsection.  Arbitrations shall be conducted by the American Arbitration Association in accordance with its employment dispute resolution rules.  A neutral arbitrator will preside over the arbitration and issue a written decision subject to limited judicial review. All remedies available under law will be available in the Arbitration. The Arbitration proceedings will allow for adequate discovery. Commencement of the Arbitration will be at a minimal cost to me. This agreement to arbitrate does not apply to government agency proceedings.  By agreeing to this General Release, I understand that I am waiving my right to a jury trial.

m.
Cooperation Required: I agree that, within reason, I will fully cooperate with the Company or any affiliate in effecting a smooth transition of my responsibilities to others. Further, when requested by the Company, I will, within reason, promptly and, within reason, fully respond to all inquiries from the Company or any affiliate and its representatives relating to any lawsuit in which I am identified as having factual information needed by the Company. Notwithstanding the foregoing, I agree to fully cooperate with the Company, without limitation, in preparing any filings or correspondence to be submitted by the Company to the Securities and Exchange Commission that include disclosure regarding my former relationship or position(s) with the Company, my beneficial ownership of the Company’s securities or related matters.

n.
Confidentiality: I have not disclosed and will never disclose the underlying facts that led up to the settlement evidenced by this General Release, and unless otherwise publicly disclosed by the Company or required by law to be disclosed by me, I have not and never will disclose such information to anyone other than a member of my immediate family or my attorney or other professional advisor and, even as to such a person, only if the person agrees to honor this confidentiality requirement. Such a person’s violation of this confidentiality requirement is to be treated as a violation by me. This subsection does not prohibit disclosures to the extent necessary legally to enforce this General Release, nor does it prohibit disclosures to the extent otherwise legally required (and with the exception of preparation and filing of Federal and state income tax returns, only if I notify the Company of a disclosure obligation or request within one day after I learn of it and permit the Company to take all steps it deems to be appropriate to prevent or limit the required disclosure).

o.
Mutual Non-Disparagement. I shall not make any public, disparaging comments about the Company or any other Released Party. The Company shall not, and shall not cause any of the other Released Parties to, make any public, disparaging comments about me.

p.
Successors: This General Release binds my heirs, administrators, representatives, executors, successors, and assigns, and will inure to the benefit of all General Released Parties and their respective heirs, administrators, representatives, executors, successors, and assigns.

q.	Applicable Law: Except to the extent governed by federal law, this General Release shall be governed by the laws of California, excluding any that mandate the use of another jurisdiction’s laws.

r.
Interpretation: This General Release shall be construed as a whole according to its fair meaning. It shall not be construed strictly for or against me or any Released Party. Unless the context indicates otherwise, the term “or” shall be deemed to include the term “and” and the singular or plural number shall be deemed to include the other. Captions are intended solely for convenience of reference and shall not be used in the interpretation of this General Release.

s.
False Claims Representations and Promises: I have disclosed to the Company any information I have concerning any conduct involving the Company or any affiliate that I have any reason to believe may be unlawful or that involves any false claims to the United States. I promise to cooperate fully in any investigation the Company or any affiliate undertakes into matters occurring during my employment with the Company or any affiliate. I understand that nothing in this General Release prevents me from cooperating with any U.S. government investigation. In addition, to the fullest extent permitted by law, I hereby irrevocably assign to the U.S. government any right I might have to any proceeds or awards in connection with any false claims proceedings against the Company or any affiliate.

t.	Representations and Promises: I acknowledge and agree that:

i.
This General Release is the entire agreement relating to my termination of employment and any claims or future rights that I might have with respect to the Company and the Released Parties, except as supplemented or amended by separate written agreements, if any, we sign when or after we sign this General Release.

ii.	When I decided to sign this General Release, I was not relying on any representations that were not in this General Release.

iii.	I have not been told that the Company or any Released Party ever will rehire me. I promise not to seek employment with them unless they personally ask me to do so.

iv.
I have not suffered any job-related wrongs or injuries, such as any type of discrimination, for which I might still be entitled to compensation or relief in the future.  I have properly reported any and all job-related wrongs or injuries for which I might still be entitled to compensation or relief, such as an injury for which I might receive a workers’ compensation award in the future. I have properly reported all hours that I have worked and I have been paid all wages, overtime, commissions, compensation, benefits, and other amounts that the Company or any Released Party should have paid me in the past.

v.	This General Release is not an admission of wrongdoing by the Company or any other Released Party.

vi.
I intentionally am releasing claims that I do not know I might have and that, with hindsight, I might regret having released. I expressly waive and relinquish all rights and benefits afforded by Section 1542 of the Civil Code of the State of California which states as follows:

A general release does not extend to claims which the creditor does not know or suspect to exist in his favor at the time of executing the release, which if known by him must have materially affected his settlement with the debtor.

Thus, notwithstanding the provisions of Section 1542, and for the purpose of implementing a full and complete release and discharge of the Company’s Releasees, I expressly acknowledge that this General Release is intended to include all claims which I do not know of or suspect to exist in my favor at the time of signing this General Release, and that this General Release contemplates the release of any such claims.

vii.
If the Company or I successfully assert that any provision in this General Release is void, the rest of the General Release shall remain valid and enforceable unless the other party to this General Release elects to cancel it.  If this General Release is cancelled by me, I will repay the Special Payments I received for signing it, with 10 percent annual interest.

viii.
If I initially did not think any representation I am making in this General Release was true, or if I initially was uncomfortable making it, I resolved all my doubts and concerns before signing this General Release.  I have carefully read this General Release, I fully understand what it means, I am entering into it knowingly and voluntarily, and all my representations in it are true.  I acknowledge that the Company has informed me that it would not have signed this General Release but for my promises and representations.

YOU MAY NOT MAKE ANY CHANGES TO THE TERMS OF THIS GENERAL RELEASE. BEFORE SIGNING THIS GENERAL RELEASE, TAKE IT HOME, READ IT, AND CAREFULLY CONSIDER IT. IF YOU CHOOSE, DISCUSS IT WITH YOUR ATTORNEY (AT YOUR OWN EXPENSE). YOU HAVE AT LEAST 21 DAYS TO CONSIDER THIS GENERAL RELEASE. ONCE YOU SIGN IT, YOU WILL HAVE AN ADDITIONAL SEVEN DAYS TO REVOKE THIS GENERAL RELEASE. IF YOU CHOOSE TO DO SO, YOU MUST DELIVER A WRITTEN NOTICE OF REVOCATION TO MICHAEL P. MCMANUS, THE COMPANY’S CHIEF ACCOUNTING OFFICER, AT AEOLUS PHARMACEUTICALS, INC., 23811 INVERNESS PLACE, LAGUNA NIGUEL, CA 92677 (FAX #: (949) 481-9829). BY SIGNING THIS GENERAL RELEASE, YOU WILL BE WAIVING YOUR KNOWN AND UNKNOWN CLAIMS.

Executed at San Diego, CA this 6th day of December, 2006

Employee

By: ___/s/ Richard P. Burgoon, Jr.
Name: Richard P. Burgoon, Jr.

Executed at Laguna Niguel, CA this 6th day of December, 2006

The Company

By: _/s/ John McManus____________
Name: John McManus
Its: President and Chief Operating Officer